Exhibit 99

FOR IMMEDIATE RELEASE

DATE: September 22, 2006

Heritage Financial Corporation Promotes Brian L. Vance to Chief Executive Officer

Olympia, WA—September 22, 2006 - (NASDAQ: HFWA) Heritage Financial Corporation’s Board of Directors today announced that President Brian L. Vance has been named Chief Executive Officer of Heritage Financial Corporation effective October 1, 2006 succeeding Donald V. Rhodes who will continue with the Company as Chairman of the Board. Mr. Vance also serves as President and CEO of Heritage Bank and Vice Chairman of Central Valley Bank, both wholly owned subsidiaries of Heritage Financial Corporation. Mr. Vance had been previously elected to the Heritage Financial Corporation Board of Directors in April 2002. Mr. Rhodes will also continue to serve as Chairman of the Boards of Heritage Bank and Central Valley Bank.

Mr. Rhodes commented “This promotion is another step in a management succession plan which has been in process for several years. Brian Vance is well qualified to assume CEO responsibilities at Heritage and I am very confident the Company and its shareholders will continue to benefit from this expansion of his existing leadership responsibilities.”

Mr. Vance stated, “I am honored to be named Chief Executive Officer of Heritage Financial Corporation succeeding Don Rhodes. Don has been an extraordinary asset to this company and a mentor to me and I am very pleased that he will continue to provide advice and counsel as Chairman of our Board. Don has successfully guided and managed our Company for the past 17 years.” Mr. Vance added, “He is recognized by many peers and competitors in our industry as an excellent banker and a good friend. He is also widely known and appreciated as a community leader who has given unselfishly of his time, counsel and money. I hope to be able to continue Don’s tradition of providing the highest quality service possible and an ever present commitment to continuously improving.”

Mr. Vance has over 30 years of commercial banking experience. He joined Heritage Bank in June 1996 as Senior Vice President Loan Administration and was promoted to President and Chief Operating Officer in October 1998. In February of 2005 he was promoted to President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank. Prior to joining Heritage Bank, Mr. Vance was Senior Vice President and Regional Manager for West One Bank in Tacoma.

Mr. Vance is also involved in community activities and is a Trustee of the South Puget Sound Community College in Olympia and serves on the Milgard School of Business Advisory Board at the University of Washington Tacoma. He also serves on the boards of the Tacoma Pierce County Chamber, the Economic Development Board for Tacoma-Pierce County and the Washington Center for the Performing Arts in Olympia.

Heritage Financial Corporation is an $825 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

Contact: Donald V. Rhodes, Chairman & CEO (360) 943-1500